UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 6, 2011
Desert Capital REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

0-51344	20-0495883

(Commission File Number)	(IRS Employer Identification No.)

1291 W. Galleria Drive, Suite 200, Henderson, Nevada	89014

(Address of Principal Executive Offices)	(Zip Code)

(800) 419-2855 (Registrant’s Telephone Number, Including Area Code)
NONE.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As previously disclosed, Desert Capital REIT, Inc., a Maryland corporation (the “Company”) entered into a Forbearance Agreement dated as of June 11, 2010, but effective as of June 23, 2010 (the “Forbearance Agreement”) with the lenders named therein (collectively, the “Lender”) relating to that certain Guaranty dated September 17, 2007, executed by the Company (the “Guaranty”), which guaranteed to the Lender the payment of a loan in the original principal amount of $13,675,000 (the “Loan”) made by Lender to Warm Jones, LLC (the “Borrower”). The Loan is secured by certain real property collateral (the “Collateral”). The Borrower failed to repay the Loan upon its maturity and the Lender filed a Notice of Default and commenced foreclosure proceedings against the Collateral. The Lender also filed an action against the Company for breach of the Guaranty. Pursuant to the terms of the Forbearance Agreement, subject to certain conditions, the Lender (i) agreed to rescind the Notice of Default and forbear and refrain from restarting a foreclosure action or exercising any other rights or remedies against Borrower or Guarantor that may have existed by virtue of the existing events of default under the Loan, and (ii) waive all outstanding interest, fees and costs that were due or to become due under the Loan during the forbearance period.
     The Lender’s agreement to forbear from exercising its remedies and waive all outstanding interest, fees and costs was conditioned on, among other things, the occurrence of no additional events of default under the Loan.
     On April 6, 2011, the Company received notice from the Lender asserting that an event of default had occurred under the Forbearance Agreement and deed of trust securing the Loan as a result of a trustee’s sale of the Collateral conducted pursuant to a $2,550,000 second lien mortgage loan. The notice further stated that as a result of such sale, the Lender exercised its option to call the entire amount of the Loan immediately due.

SIGNATURE
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: April 12, 2011

DESERT CAPITAL REIT, INC.
By:	/s/ Todd B. Parriott
Todd B. Parriott
Chief Executive Officer